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                                                                    Exhibit 23.1

The consolidated financial statements assume the completion of a 1-for-2 reverse stock split of the Company's outstanding common stock which will take place prior to the effective date of the registration statement of which this prospectus is a part. The following consent is in the form which will be provided by Deloitte & Touche LLP upon the completion of the 1-for-2 reverse stock split of the Company's outstanding common stock described in Note 1 to the consolidated financial statements and assuming that from April 9, 2004 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.


"INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Color Kinetics Incorporated and Subsidiaries on Form S-1 of our report dated April 9, 2004, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Boston, Massachusetts
               ,2004"



/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 9, 2004